Exhibit 19

CORPORATE POLICY

Manual/Library Name: Law	No: ADO.05.01
Page: 1 of 3
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: 07/30/19; 06/27/13; 09/07/10; 05/01/10; 02/20/10
Approved By: Executive Leadership Team
Approval Date: 03/04/24
I.Scope:
This policy applies to individuals associated with the following entities collectively referred to herein as “Tenet” or the “Company”: (1) Tenet Healthcare Corporation (“THC”) and its subsidiaries and affiliates (each, an “Affiliate”); (2) any other entity or organization in which THC or an Affiliate owns a direct or indirect equity interest of greater than 50%; and (3) any entity of which THC or an Affiliate either manages or controls the day-to-day operations.
II.Purpose:
To establish rules and procedures intended to prevent trading or other transactions in securities based on MNPI, which could result in serious civil and criminal penalties under the federal securities laws.
III.Definitions:
MNPI: Material non-public information. Only information that is both material and non-public constitutes MNPI.
Information about Tenet is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy or sell THC securities or how to vote THC securities. Both positive and negative information may be material. Questions about materiality should be directed to Tenet’s Corporate Law group.
Possible material information or events might include, but are not limited to, the following:
A.earnings information;
B.mergers, acquisitions, tender offers, joint ventures, divestitures, or changes in assets;
C.changes in service mix, revenue mix and patient volumes, as well as developments regarding managed care provider arrangements;
D.changes in control of the Company or in management;
E.changes in auditors or in the status of an audit report;
F.events regarding the Company’s securities (e.g., calls of securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of securityholders, or public or private sales of additional securities);
G.cybersecurity incidents;
H.the timing, outcome and impact of government investigations and litigation; and
I.defaults, bankruptcies, or receiverships.
©2024 Tenet Healthcare Corporation. All rights reserved. Proprietary and Confidential

CORPORATE POLICY

Manual/Library Name: Law	No: ADO.05.01
Page: 2 of 3
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: 07/30/19; 06/27/13; 09/07/10; 05/01/10; 02/20/10
Approved By: Executive Leadership Team
Approval Date: 03/04/24
Guidance about the Company’s financial or operational performance, including whether anticipated or actual earnings (or other financial or operational results) will be higher than, lower than, or even the same as what THC has previously estimated or what analysts have been forecasting likely will be considered by the SEC to be material information.
For purposes of this policy, information is typically considered non-public if it has not been previously disclosed for at least one full trading day following its official release by one or more of the following means: (1) the filing of an annual, quarterly or current report (10-K, 10-Q or 8-K) or other filing with the SEC; (2) the issuance of a broadly disseminated press release; (3) during a broadly accessible webcast or conference call, scheduled in advance with notice to the public (which notice must include the means of accessing the webcast or call); or (4) any other means of communication approved by Tenet’s Corporate Law group or external securities counsel.
Restricted Persons: Directors of THC, executive officers of the Company, certain other designated officers and employees (as identified from time to time by the General Counsel and the Chief Financial Officer or their designees), as well as immediate family members of the aforementioned individuals, anyone who lives in the same household (other than household employees), and trusts and other entities under their control. An attorney in Tenet’s Corporate Law group will notify all employees determined to be Restricted Persons of that designation on a quarterly basis.
Rule 10b5-1 trading plan: A written trading plan established pursuant to and in compliance with the provisions of Rule 10b5-1(c) under the Securities Exchange Act of 1934, as amended. In light of the complexities associated with Rule 10b5-1 trading plans, all persons subject to this policy must contact the General Counsel’s office for approval prior to the establishment or termination of Rule 10b5-1 trading plans or any modifications or amendments thereto.
SEC: The U.S. Securities and Exchange Commission.
Tipping: The passing of MNPI to another if the person communicating such information knows or has reason to believe that the other person will misuse the information by trading in securities or passing the information to others who trade.
Trades, trading, and transactions: Includes, among other things: purchases and sales of securities in public markets; sales of securities obtained through the exercise of employee stock options the Company may grant from time to time; making gifts of Company securities; and using Company securities to secure a loan.
IV.Policy:
It is illegal and a violation of this policy to trade in THC securities while aware of MNPI (subject to the limited exceptions provided by the use of Rule 10b5-1 trading plans, as described in “Procedures for Restricted Persons” attached hereto). It is also illegal and a violation of this policy to trade in the securities of any other company while aware, through your role at Tenet, of
©2024 Tenet Healthcare Corporation. All rights reserved. Proprietary and Confidential

CORPORATE POLICY

Manual/Library Name: Law	No: ADO.05.01
Page: 3 of 3
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: 07/30/19; 06/27/13; 09/07/10; 05/01/10; 02/20/10
Approved By: Executive Leadership Team
Approval Date: 03/04/24
material non-public information about such company. This policy applies to directors, executive officers, and employees, and certain of Tenet’s contractors and consultants who have access to MNPI. This policy also applies to immediate family members of the aforementioned individuals, anyone who lives in the same household (other than household employees), and trusts and other entities under their control.
Tipping is also illegal and a violation of Tenet policy. This prohibition applies regardless of whether (1) the “tippee” is related to the “tipper” or is an entity, like a trust or corporation, or (2) the “tipper” receives any monetary benefit from the “tippee,” and it extends to the “anonymous” posting of information on Internet bulletin boards, message boards, X (formerly, Twitter), social networking sites and blogs.
Restricted Persons are subject to additional controls on trading as described in “Procedures for Restricted Persons” attached hereto. These limitations generally prohibit trading in THC securities during blackout periods and require pre-clearance for all transactions in THC securities.
V.Disclosure:
To the extent required by law or regulation, this policy will be included or incorporated by reference as an exhibit to THC’s Report on Form 10-K filed with the SEC annually.
VI.Enforcement:
All individuals subject to this policy are expected to be familiar with the basic procedures and responsibilities created by the policy. An individual’s failure to comply with this policy will subject such a person to appropriate performance management pursuant to all applicable policies and procedures, up to and including termination of employment or service. Such performance management may also include modification of compensation, including any merit or discretionary compensation awards, as allowed by applicable law.
It is important to note that it is the individual’s responsibility to comply with the federal securities laws concerning insider trading, and it will be the individual who will be liable for any civil or criminal penalty that results from the violation of these laws.
VII.References:
17 C.F.R. § 240.10b5-1 – Trading “on the basis of” material nonpublic information in insider trading cases
18 U.S. Code § 1348 – Securities and commodities fraud
ADO.05.01.PR.01 – Procedures for Restricted Persons
Human Resources Policy HR.ERW.18 – Use of Information and Technology Systems
©2024 Tenet Healthcare Corporation. All rights reserved. Proprietary and Confidential

PROCEDURE

Procedure Title: Procedure for Restricted Persons	No: ADO.05.01.PR.01
Page: 1 of 5
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: N/A
Approved By: Chad Wiener
Approval Date: 03/04/24
I.Procedure:
A.Open Trading Window and Blackout Periods
Open Trading Windows. Restricted Persons may engage in transactions in THC securities only during certain time periods referred to as “open trading window periods.”
The open trading window period generally begins on the first trading day following an earnings release (to allow the market time to digest the information) and closes 14 calendar days before the end of the then-current fiscal quarter (which is when the quarterly “trading blackout” period begins).
EVEN IF AN OPEN TRADING WINDOW PERIOD IS IN EFFECT, RESTRICTED PERSONS MAY NOT TRADE IN THC SECURITIES IF THEY ARE AWARE OF MNPI ABOUT THE COMPANY.
Release of Information and Waiting Periods. Also notwithstanding the existence of an open trading window period, Restricted Persons may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person aware of MNPI must generally refrain from any trading activity until at least the first trading day following its official release. Tenet’s Corporate Law group can advise Restricted Persons regarding waiting periods and address questions relating to the impact of a material corporate announcement on a proposed securities transaction.
Fact-Specific Blackout Periods. In addition to the quarterly blackout periods, from time to time an event may occur or a project may be ongoing that is or may be material to the Company and known only by certain persons. In such a case, the General Counsel may designate a “fact-specific blackout period.” The existence of a fact-specific blackout period may not be announced other than to those who are actually aware of the event or project giving rise thereto. As long as the fact-specific blackout remains in effect, no person designated as subject to such blackout may trade in THC securities. Any person made aware of the existence of a fact-specific blackout period should not disclose the existence of or the reason for the blackout period to any other person. The failure of the General Counsel to designate a person as being subject to a fact-specific blackout period will not relieve that person of the legal obligation not to trade while aware of the MNPI.
In light of these restrictions, if a Restricted Person expects a need to sell THC securities at a specific time in the future, he or she may consider entering into a prearranged Rule 10b5-1 trading plan, as discussed below, given that transactions under such plans do not require pre-clearance at the time of the transaction.
©2024 Tenet Healthcare Corporation. Proprietary and Confidential

PROCEDURE

Procedure Title: Procedure for Restricted Persons	No: ADO.05.01.PR.01
Page: 2 of 5
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: N/A
Approved By: Chad Wiener
Approval Date: 03/04/24
B.Advance Clearance Required
All Restricted Persons must pre-clear all transactions in THC securities with Tenet’s Corporate Law group in advance of the proposed transaction. Requests for pre-clearance shall be directed to an attorney in Tenet’s Corporate Law group in writing (by email), and each request must include confirmation that the Restricted Person is not in possession of MNPI and is otherwise in compliance with the provisions of Tenet’s Insider Trading Policy, including these Procedures for Restricted Persons.
An attorney in Tenet’s Corporate Law group will address all requests as soon as practicable after making any necessary inquiries. If pre-clearance is denied, the fact of such denial must be kept confidential both within and outside the Company by the person requesting the clearance, given that the denial may be based on the fact that the person requesting clearance has MNPI others may not have.
If pre-clearance is granted, a responsive email will set forth the parameters of the approval. Clearance of any transaction will be valid only for the period specified in the pre-clearance response (but regardless may not be executed if the individual seeking to trade acquires MNPI concerning the Company during that time). If the transaction order is not placed within the specified period, clearance of the transaction must be re-requested. If the requestor chooses to give his or her broker a limit order (that is, an order to purchase or sell shares only if the stock reaches a certain price), the requestor must either (1) ensure that the trade is executed or cancelled before the end of the clearance period, or (2) request and receive reconfirmation of pre-clearance before the clearance period lapses.
C.Restrictions Applicable to Stock Options, Restricted Stock and Restricted Stock Units
The open trading window period and pre-clearance restrictions do not apply to exercises of stock options where the holder pays the exercise price and related taxes in cash with his or her own funds and holds the stock received as a result of the option exercise at least until the next trading window opens and pre-clearance is obtained. However, the open trading window period and pre-clearance restrictions do apply to “cashless” exercises of Company stock options (i.e., option exercises in which the broker funds the exercise price and taxes through the sale of a portion of the shares subject to the option). In addition, as noted above, the open trading window period and pre-clearance restrictions apply to any subsequent sale of shares acquired upon the exercise of an option. Similarly, those restrictions do not apply to the vesting or settlement of restricted stock or restricted stock units, but do apply to any subsequent sale of stock acquired upon vesting or settlement, as applicable.
D.Use of 10b5-1 Trading Plans
Any person executing pre-planned transactions pursuant to a Rule 10b5-1 trading plan that was established in good faith at a time when the person was unaware of MNPI has
©2024 Tenet Healthcare Corporation. Proprietary and Confidential

PROCEDURE

Procedure Title: Procedure for Restricted Persons	No: ADO.05.01.PR.01
Page: 3 of 5
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: N/A
Approved By: Chad Wiener
Approval Date: 03/04/24
an affirmative defense against claims of insider trading, even if actual trades made pursuant to the plan are executed at a time when the individual may be aware of MNPI.
Under amendments to Rule 10b5-1 that became effective on February 27, 2023, each director or officer establishing or modifying a Rule 10b5-1 trading plan must certify in the plan that he or she (1) is not aware of MNPI about the Company or its securities, and (2) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5. In addition, for a plan to qualify as an affirmative defense, the adopter must act in good faith with respect to the plan throughout its duration.
Moreover, trades under a director’s or officer’s plan are subject to “cooling-off periods” and cannot begin until the later of: (1) 90 days after the adoption or modification of the trading plan, or (2) two business days after the Company files a quarterly or annual report with the SEC covering the quarter in which the plan was adopted or modified, but in no event later than 120 days after the plan is established or modified. Individuals who are not directors or officers are subject to a 30-day cooling-off period following adoption or modification of a Rule 10b5-1 trading plan.
Subject to limited exceptions, individuals are also generally prohibited from having more than one Rule 10b5-1 trading plan covering the same time period for open market purchases or sales. There are also limitations on the establishment of single-trade plans.
In light of the complexities associated with Rule 10b5-1 trading plans, all persons subject to Tenet’s Insider Trading Policy must contact the General Counsel’s office for approval prior to the establishment or termination of Rule 10b5-1 trading plans or any modifications or amendments thereto.
Restricted Persons should be aware that THC is required to (1) disclose quarterly whether any director or officer has adopted, modified or terminated a Rule 10b5-1 trading plan or other trading arrangement, and (2) describe the material terms of each plan adopted, modified or terminated, including: the name and title of the director or officer; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan.
E.Prohibition Against Engaging in Derivative Transactions and Pledging/Margining THC Securities
Restricted Persons may not (1) trade in options, warrants, puts and calls, or similar instruments on THC securities, (2) sell THC securities “short” or (3) engage in any other hedging transactions in securities beneficially owned by them, directly or indirectly. Investing in THC securities provides an opportunity to share in the future growth of Tenet. Investment in the Company and sharing in its growth, however, does not mean short-term speculation based on fluctuations in the market. These activities may put the
©2024 Tenet Healthcare Corporation. Proprietary and Confidential

PROCEDURE

Procedure Title: Procedure for Restricted Persons	No: ADO.05.01.PR.01
Page: 4 of 5
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: N/A
Approved By: Chad Wiener
Approval Date: 03/04/24
personal gain of a Restricted Person in conflict with the best interests of the Company and its stockholders.
In addition, all Restricted Persons are prohibited from pledging THC securities, including holding THC securities in margin accounts. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. These transactions, notwithstanding their involuntary nature, could expose the holder of the securities to potential liability under the federal securities laws.
F.Policy Review Requirement
Each Restricted Person must review and become familiar with Tenet’s Insider Trading Policy and these Procedures. Each new employee who is hired as a Restricted Person and each current employee who becomes a Restricted Person will be informed of his or her status as a Restricted Person and will receive information on insider trading during an orientation and/or will be provided instructions on how to access these materials, which he or she will be expected to review as early as practicable upon becoming a Restricted Person. The Restricted Person may be required to affirmatively attest that he or she has reviewed Tenet’s Insider Trading Policy and these Procedures when seeking pre-clearance for trading in THC securities.
G.Special Rules Applicable to Restricted Persons Who Are Section 16 Reporting Persons
The following provisions apply only to Restricted Persons who are also reporting persons under Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Reporting Persons”) as designated by THC’s Board of Directors.
1.Short-Swing Trading Rules
The federal securities laws prohibit each Section 16 Reporting Person from acquiring and disposing of (or vice versa) THC stock within six months of each other. In order to discourage Section 16 Reporting Persons from profiting through short-term trading transactions in THC equity securities, Section 16(b) of the Exchange Act requires that any “short-swing” profits be disgorged to the Company. Short-swing profits are proceeds that result from any acquisition and disposition, or disposition and acquisition, of a company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transaction in a company’s equity securities (including derivative securities) – not only acquisitions and dispositions (or vice versa) of the same shares or class of securities.
The short-swing trading rules apply regardless of whether a Section 16 Reporting Person’s acquisition or disposition takes place, or is proposed to take place, during an open trading window period or pursuant to a Rule 10b5-1 trading plan. There are,
©2024 Tenet Healthcare Corporation. Proprietary and Confidential

PROCEDURE

Procedure Title: Procedure for Restricted Persons	No: ADO.05.01.PR.01
Page: 5 of 5
Effective Date: 04/02/24
Policy Title: Insider Trading (AD 1.18)	Previous Versions: N/A
Approved By: Chad Wiener
Approval Date: 03/04/24
however, certain exceptions that apply to acquisitions under a stockholder-approved plan. For example, as long as they are properly pre-approved, receipt and exercise of options granted pursuant to any Tenet Stock Incentive Plan, the vesting and settlement of restricted stock units granted under any Tenet Stock Incentive Plan (but not sales of the underlying shares), the purchase of shares under Tenet’s Employee Stock Purchase Plan (but not sales of those shares) and the receipt of stock units under Tenet’s Deferred Compensation Plan are not considered to be “acquisitions” or, in the case of exercise of options, “dispositions” for purposes of the short-swing insider-trading laws. Although the exercise of an option granted under a stockholder-approved plan is not considered to be a “disposition” for the purposes of the short-swing insider-trading rules, the subsequent sale of the underlying shares is considered to be a sale.
2.Section 16 Reporting Obligations
The SEC requires certain Section 16 Reporting Persons to report to the SEC certain sales of THC stock (or debt securities convertible into common stock) and requires all Section 16 Reporting Persons to report to the SEC all (with certain limited exceptions) changes of ownership of certain securities on a Form 4 within two business days of the acquisition or disposition (including by gift) resulting in the change of ownership, even if the purchase or sale is made pursuant to a Rule 10b5-1 trading plan. The rules regarding when and how these forms must be prepared and filed are complex. The attorneys in Tenet’s Corporate Law group are available to help Section 16 Reporting Persons in determining if and when a filing is necessary and to assist in completing the necessary forms and filing them with the SEC.
Although Tenet’s Corporate Law group customarily helps prepare the Section 16 filings and file them with the SEC on behalf of Section 16 Reporting Persons, it is the Section 16 Reporting Person’s (not Tenet’s) responsibility to make all required SEC filings. Please note that providing the Corporate Law group with advance notice of proposed option exercises, purchases and sales or other acquisitions or dispositions of THC securities is very important due to accelerated SEC filing requirements. The SEC requires public companies to disclose in their proxy statements the identities of persons who submit late Section 16 filings.
II.References:
17 C.F.R. § 240.10b5-1 – Trading “on the basis of” material nonpublic information in insider trading cases
18 U.S. Code § 1348 – Securities and commodities fraud
§16(b) of the Securities Exchange Act of 1934, as amended
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